Exhibit 99.1

Russell Goldsmith Joins the Board of Directors of Wynn Resorts, Limited

LAS VEGAS--(BUSINESS WIRE)—May 30, 2008--Wynn Resorts, Limited (Nasdaq: WYNN) announced today that it has appointed Russell Goldsmith as a member of the Company's Board of Directors. Mr. Goldsmith is the seventh independent member of the Board.

Mr. Goldsmith is Chairman and Chief Executive Officer of City National Bank and serves as President and Chief Executive Officer of its New York Stock Exchange parent, City National Corporation (CYN).  In addition, he is a director of both the bank and its parent company.  City National, a financial institution with nearly $16 billion in assets, has 62 banking offices, including 15 full-service regional centers in Southern California, the San Francisco Bay Area, Nevada and New York City.  In addition, the company and its eight majority-owned investment affiliates manage or administer almost $56 billion in client assets, including nearly $36 billion under direct management.  Mr. Goldsmith serves on the Federal Reserve Board’s 12-member Federal Advisory Council, representing the Twelfth Federal Reserve District.  He also chairs the Los Angeles Economy & Jobs Committee and serves on the boards of directors of the Financial Services Roundtable and the Jewish Federation Council of Greater Los Angeles.  He is a graduate of Harvard College and Harvard Law School.

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the NASDAQ-100 Index. Wynn Resorts owns and operates Wynn Las Vegas (http://www.wynnlasvegas.com) and Wynn Macau (http://www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 74,000 square feet of retail space. Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People's Republic of China and currently features 600 deluxe hotel rooms and suites; approximately 205,000 square foot casino; casual and fine dining in five restaurants; approximately 46,000 square feet of retail space; a health club, pool and spa, along with lounges and meeting facilities.

CONTACT: Wynn Resorts, Limited, Las Vegas
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com
SOURCE: Wynn Resorts, Limited